SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this "Agreement") made as of the 10th day of June, 2003, by and between Abramovich Trust Company Ltd. (the "Seller") and AI Software, Inc., a Nevada corporation (the "Purchaser").

WHEREAS, the Seller is the registered and beneficial owner of all 100 issued and outstanding Ordinary Shares, at a par value of 0.10 New Israeli Shekels (0.10 NIS) per share (the "Shares"), of Pluristem Ltd., an Israeli company, having its registered office at MATAM Center, Building 20, Haifa, Israel (the "Company");

WHEREAS, the Company represents that it has the facilities and personnel to provide, on a contractual basis, research and development services in the biotechnology field generally and in the field of stem cell research in particular;

WHEREAS, the Company has an outstanding debt to Magellan Summit Ltd., an Israeli company, in the principal amount of $400,000 (the "Magellan Loan"); and

WHEREAS, the Board of Directors of the Purchaser has determined that it is in the best interests of the Purchaser to acquire all of the Shares from the Seller on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

  Sale and Purchase of Shares. Subject to the terms and conditions hereof, the Seller shall transfer to the Purchaser, and the Purchaser shall purchase from the Seller, the Shares, free and clear of all liens, charges and encumbrances, in consideration for (i) One Thousand U.S. Dollars (US$1,000) and (ii) the Purchaser making available to the Company a loan in an amount sufficient to allow the Company to repay the Magellan Loan at the Closing (as hereinafter defined).
  Closing of Sale and Purchase.
    Closing. The sale and transfer of the Shares, the purchase thereof by the Purchaser and the registration of the Shares in the name of the Purchaser in the shareholders' register of the Company, shall take place at the closing (the "Closing"), to be held at the offices of Abramovich, Yosef, Hakim, Tel Aviv, at 10:00 a.m. local time on the 10th day of June, 2003, or such other date, time and place as the Seller and the Purchaser shall mutually agree.
    Transactions at Closing. At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:
      The Purchaser shall pay to the Seller US$1,000 and loan to the Company the sum of $500,000 (the "Purchaser's Loan") for the purpose of allowing the Company to repay the Magellan Loan and use any excess amount for busines operations of the Company, which Purchaser's Loan shall be evidenced by a loan agreement (the "Loan Agreement") substantially in the form attached hereto as Exhibit A.
      The Company shall deliver to the Purchaser the following documents:

      (a) True and correct copies of resolutions of the Company's Board of Directors authorizing and approving the transfer of the Shares to the Purchaser, all of the foregoing in form and substance acceptable for immediate filing with the Israeli Registrar of Companies, subject to payment of Israeli stamp duty;

      (b) Validly executed share certificates evidencing the Shares, issued in the name of the Purchaser; and

      (c) The duly executed Loan Agreement to evidence the Purchaser's Loan.

      The Company shall register the transfer of the Shares to the Purchaser in the share transfer register of the Company.
  Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser, and acknowledges that the Purchaser is entering into this Agreement in reliance thereon, as follows:
    Organization. Each of the Seller and the Company is duly organized and validly existing under the laws of the State of Israel. The Seller has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Company has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and as currently proposed to be conducted. The nature of the Company's business as now conducted does not require that the Company be qualified to do business or in good standing in any jurisdiction other than the State of Israel. The Articles of Association of the Company as in effect at the Closing are attached hereto as Schedule 3.1. The Company has not taken any action or failed to take any action, which action or failure would preclude or prevent the Company from conducting its business after the Closing in the manner heretofore conducted. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted, the lack of which could materially and adversely affect the business, properties, prospects, or condition (financial or otherwise) of the Company ("Material Adverse Effect"). The Company is not in material default under any of such franchises, permits, licenses, or other similar authority.
    Share Capital. The registered share capital of the Company as of the Closing shall be NIS 1,000 divided into 10,000 Ordinary Shares of a nominal value of NIS 0.10 each, of which 100 are issued and outstanding. Except for the transactions contemplated by this Agreement, there are no share capital, preemptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from the Company any share capital of the Company, and there are no contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any share capital of the Company or under which the Company is, or may become, obligated to issue any of its securities. The Shares, constituting all of the issued and outstanding share capital of the Company, are duly authorized, validly issued, fully paid, nonassessable, and free of any preemptive rights, and have the rights, preferences, privileges, and restrictions set forth in the Articles of Association, and are free and clear of any liens, claims, encumbrances or third party rights of any kind and duly registered in the name of the Seller in the Company's shareholders register. The Company is not under any obligation to register for trading on any securities exchange any of its currently outstanding securities or any of its securities which may hereafter be issued. Since its incorporation, there has been no declaration or payment by the Company of dividends, or any distribution by the Company of any assets of any kind to any of its shareholders in redemption of or as the purchase price for any of the Company's securities.
    Ownership of Shares. The Seller is the holder of record of all of the issued and outstanding share capital of the Company and of all rights thereto, free and clear of all liens, claims, charges, encumbrances, restrictions, rights, options to purchase, proxies, voting trust and other voting agreements, calls or commitments of every kind known to the Company or created by the Company, and the Seller owns no other shares, options or other rights to subscribe for, purchase or acquire any shares of the Company from the Company or from any other entity.
    Subsidiaries. The Company does not own any of the issued and outstanding share capital of any company and is not a participant in any partnership or joint venture.
    Directors. The Seller is the sole director of the Company. The Company has no agreement, obligation or commitment with respect to the election of any individual or individuals to the board of directors of the Company and there is no voting agreement or other arrangement between the Seller and anyone. All agreements, commitments and understandings, whether written or oral, with respect to any compensation to be provided to any of the Company's directors or officers have been fully disclosed in writing to the Purchaser.
    Financial Statements. Within 60 days of the date of the Closing, the Company shall furnish the Purchaser its unaudited statements of income and cash flows, ended May 31, 2003 (the "Financial Statements"). The Financial Statements shall be true and correct in all material respects, in accordance with the books and records of the Company. Until the date of Closing there shall not have been:

    (a) any material change in the assets, liabilities, condition (financial or otherwise) or business of the Company;

    (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, conditions (financial or otherwise), operating results or business of the Company;

    (c) any waiver by the Company of a valuable right or of a material debt owed to it;

    (d) any satisfaction or discharge of any material lien, material claim or material encumbrance or payment of any material obligation by the Company, except in the ordinary course of business and that is not individually or in the aggregate adverse to the assets, properties, condition (financial or otherwise), operating results or business of the Company;

    (e) any material change or amendment to a material contract or material arrangement by which the Company or any of their assets or properties is bound or subject;

    (f) any material change in any compensation arrangement or agreement with any employee of the Company;

    (g) any loans made by the Company to its employees, officers, or directors other than travel advances made in the ordinary course of business;

    (h) any sale, transfer or lease of, except in the ordinary course of business, or mortgage or pledge of imposition of lien on, any of the Company's assets;

    (i) any change in the accounting methods or accounting principles or practices employed by the Company; or

    (j) any other event or condition of any character that would materially adversely affect the assets, properties, condition (financial or otherwise), operating results or business of the Company.

    Authorization; Approvals. All corporate action on the part of the Seller and the Company necessary for the authorization, execution, delivery, and performance of the Seller's and the Company's obligations under this Agreement, and for the transfer of the Shares being sold and purchased under this Agreement has been (or will be) taken prior to the Closing. This Agreement, when executed and delivered by or on behalf of the Seller, shall constitute the valid and legally binding obligation of the Seller, legally enforceable against the Seller in accordance with its respective terms. No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority on the part of the Seller is required that has not been, or will not have been, obtained by the Seller prior to the Closing in connection with the valid execution, delivery and performance of this Agreement, or the transfer and sale of the Shares.
    Compliance with Other Instruments. Neither the Company nor the Seller is in material default (a) under its Articles of Association or other formative documents, or under any note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which the Company or Seller is a party or by which it or any of its property is bound or affected or (b) with respect to any law, statute, ordinance, regulation, order, writ, injunction, decree, or judgment of any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. To the knowledge of the Seller, no third party is in default under any material agreement, contract or other instrument, document or agreement to which the Company is a party or by which it or any of its property is affected. The Company is not a party to or bound by any order, judgment or award of any governmental authority, agency, court, tribunal or arbitrator.
    No Breach. Neither the execution and delivery of this Agreement, nor compliance by the Company or the Seller with the terms and provisions hereof or thereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i) the Company's or Seller's Articles of Association, or other governing instruments of the Company or the Seller, (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign, (iii) any material agreement, contract, lease, license or commitment to which the Company is a party or to which it is subject, or (iv) applicable law. Such execution, delivery and compliance will not (a) give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment referred to in this paragraph, or to any of the properties of the Company or (b) otherwise require the consent or approval of any person, which consent or approval has not heretofore been obtained or waived.
    Records. The minute books of the Company which have been provided to the Purchaser contain accurate and complete copies of the minutes of every meeting of the Company's shareholders and Board of Directors (and any committee thereof). No material resolutions have been passed, enacted, consented to or adopted by the directors (or any committee thereof) or shareholders of the Company, except for those contained in such minute books. The corporate records of the Company have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all material respects.
    Ownership of Assets. The Company does not currently lease or license any property with the exception of the Company's facilities located at MATAM Center, Building 20, Haifa, Israel, true and correct copies of the leases for which have been provided to the Purchaser. The Company does not own any material assets other than those set forth in Schedule 3.11 hereto.
    Intellectual Property and Other Intangible Assets. (a) The Company does not own any intellectual property. The Company has obtained the right to use, free and clear of all liens, claims and restrictions, all patents, trademarks, service marks, trade names and copyrights, and applications, licenses and rights with respect to the foregoing, and all trade secrets, including know-how, inventions, designs, processes, works of authorship, computer programs and technical data and information used and sufficient for use in the conduct of its business as now conducted, and, subject to further development, as currently proposed to be conducted, without, to the Seller's knowledge, infringing upon or violating any right, lien, or claim of others, including without limitation past and present employees of the Company. The Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business as now conducted or as proposed to be conducted or otherwise.

    (b) The Company has not received any communications alleging that the Company has violated or by conducting its business as proposed, would violate, any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Company does not have knowledge that any of the Company's employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of the Company or that would conflict with the Company's business as conducted and as proposed to be conducted. Neither the carrying on of the Company's business by the employees of the Company nor the conduct of the Company's business as proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which, to the best of the Seller's knowledge, any of the Company's employees is now obligated.

    Taxes. The Company has not made any elections under applicable laws or regulations (other than elections that related solely to methods of accounting, depreciation or amortization) that would have an adverse effect on the Company, its financial condition, its business as presently conducted or proposed to be conducted or any of its properties or assets. The Company is not currently liable for any tax (whether income tax, capital gains tax, or otherwise), the date of payment of which has passed.
    Contracts. Schedule 3.14 contains a true and complete list of all material contracts and agreements to which the Company is a party or by which its property is bound. Each of such contracts and agreements is in full force and effect, and neither the Company nor to the Seller's knowledge, any other party thereto is in breach thereof. True and correct copies of all such contracts have been delivered to the Purchaser. Except as set forth on Schedule 3.14 hereto, the Company does not have any employment or consulting contracts, deferred compensation agreements or bonus, incentive, profit-sharing, or pension plans currently in force and effect, or any understanding with respect to any of the foregoing.
    Litigation. No action, proceeding or governmental inquiry or investigation is pending or, to the best knowledge of the Seller, threatened against the Company or any of its officers, directors, or employees (in their capacity as such), or against any of the Company's properties, before any court, arbitration board or tribunal or administrative or other governmental agency, nor, to the Seller's knowledge, is there any basis for the foregoing. The foregoing includes, without limiting its generality, actions pending or threatened involving the prior employment of any of the Company's employees or use by any of them in connection with the Company's business of any information, property or techniques allegedly proprietary to any of their former employers. The Company is not a party to or subject to the provisions of any order, writ, injunction or judgment of any court or governmental agency or instrumentality. There is no action, suit, proceeding or investigation by the Company which is currently pending or that the Company intends to initiate.
    No Public Offer. Neither the Company nor anyone acting on its behalf has offered or will offer securities of the Company or any part thereof or any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to make issuance and sale of the Shares hereunder other than pursuant to an exemption from the registration requirements of Section 5 of the United States Securities Act of 1933, as amended or the Israeli Securities Law, 1968. None of the shares of the Company's share capital issued and outstanding has been offered or sold in such a manner as to make the issuance and sale of such shares not exempt from such registration requirements, and all such shares of capital stock have been offered and sold in compliance with all applicable U. S. federal and state, and Israeli, securities laws.

    Employees. Schedule 3.17 hereto lists all employment, non-competition and confidentiality agreements between the Company and any employee or consultant of the Company. True and correct copies of such agreements have been delivered to the Purchaser.
    Insurance. A list of the Company's insurance policies is set forth in Schedule 3.18 attached hereto. The Company has not undertaken any action, or omitted to take any action, which could render any such insurance policy void or voidable or which could result in a material increase in the premium for any such insurance policy.
    Full Disclosure. Neither this Agreement nor any certificates made or delivered by the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made. There is no fact within the knowledge of the Seller (other than facts relating to political or economic matters of general applicability that may adversely affect all comparable entities and matters relating to the industries in which the Company operates and carries on its business) that is reasonably likely to have a material adverse effect on the Company's business, condition, assets, liabilities and operations which has not been disclosed in writing to the Purchaser.
  Representations and Warranties of the Purchaser. Purchaser hereby represents and warrants, to the Seller as follows:
    Enforceability. This Agreement and the agreements to be executed by such Purchaser under this Agreement, when executed and delivered by such Purchaser, will constitute the valid, binding and enforceable obligations of such Purchaser.
    Authorization. The execution, delivery and performance of the obligations of such Purchaser hereunder have been duly authorized by all necessary corporate action.

    Disclosure of Information. Purchaser has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Seller and the Company regarding the terms and conditions of the sale of the Shares and the business, properties, prospects and financial condition of the Company.
  Conditions of Closing of the Purchaser. The obligations of Purchaser to purchase Shares and grant the Purchaser's Loan at the Closing are subject to the fulfillment at or before the Closing of the following conditions precedent, any one or more of which may be waived in whole or in part by the Purchaser, which waiver shall be at the sole discretion of the Purchaser:
    Representations and Warranties. The representations and warranties made by the Seller in this Agreement shall have been true and correct when made, and shall be true and correct as of the Closing as if made on the date of the Closing.
    Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Seller or the Company prior to the Closing shall have been performed or complied with by the Seller or the Company, prior to or at the Closing.
    Consents, etc. Each of the Seller and the Company shall have secured and delivered to the Purchaser any permits, consents and authorizations that shall be necessary or required lawfully to consummate this Agreement and to transfer the Shares to be purchased by the Purchaser at the Closing.
    Delivery of Documents. All of the documents to be delivered by the Company pursuant to Section 2.2.2 shall be in a form and substance reasonably satisfactory to the Purchaser and shall have been delivered to the Purchaser.
    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Purchaser and its counsel, and the Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as the Purchaser or their counsel may reasonably request.

    Absence of Material Adverse Changes. From the date hereof until the Closing, there will have been no material adverse change in the financial or business condition of the Company, in the sole judgment of the Purchaser.
  Conditions of Closing of the Seller. The Seller's obligations to transfer and sell the Shares at the Closing are subject to the fulfillment at or before the Closing of the conditions that:
    Performance of Obligations. All covenants, agreements and conditions contained in this Agreement to be performed, or complied with, by the Purchaser prior to the Closing shall have been performed or complied with by the Purchaser prior to or at the Closing.
    Representations and Warranties. The representations and warranties made by the Purchaser in this Agreement shall have been true and correct when made, and shall be true and correct as of the date of the Closing, which conditions may be waived in whole or in part by the Company, and which waiver shall be at the sole discretion of the Company.

7. Miscellaneous

7.1 Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

    Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby submits irrevocably to the jurisdiction of such court.
    Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.
    Entire Agreement; Amendment and Waiver. This Agreement and the Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of all of the parties to this Agreement.
    Notices, etc. All notices or other communications hereunder shall be in writing and shall be given in person, by registered mail (registered air mail if mailed internationally), by an overnight courier service which obtains a receipt to evidence delivery, or by facsimile transmission (provided that written confirmation of receipt is provided), addressed as follows:

    If to the Seller, to:

    Abramovich Trust Company Ltd.

    65 Yigal Alon Street, Tel Aviv, Israel

    Telephone Number: 972-3-562-8288

    Fax Number: 972-3-562-8155

    If to the Purchaser, to:

    AI Software, Inc.

    1030 West Georgia Street, Suite 1208,

    Vancouver, B.C. V6E 2Y3 Canada

    Telephone Number: 1-604-662-7900

    Fax Number: 1-604-687-6314

    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.
    Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.
    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have signed this Share Purchase Agreement as of the date first hereinabove set forth.

ABRAMOVICH TRUST COMPANY LTD.

By: /s/ signed

Name: _________________________

Title: ________________________

AI SOFTWARE, INC. By: /s/ signed Name: _________________ Title: _________________

Exhibit A

Loan Agreement

Schedule 3.1

Articles of Association of Pluristem Ltd.

Schedule 3.11

Assets of Pluristem Ltd.

Equipment	Quantity

Laminar Air Flow	3
Laminar Air Flow 1.8- Bio Hazard	3
Laminar Air Flow Short	3
Wet Incubator CO2	8
Refrigerator 4c	5
Deep Freezer -20c (big)	1
Deep Freezer -20c (small)	1
Deep Freezer -80c (big)	1
Ice Machine	1
PCR 25WE	1
Cool Centrifuge For Small Tubes	1
Centrifuge For Small Tubes	1
Centrifuge 24 Tubes (50 ML)	1
Gel Camera	1
Hybridizator Oven	1
Water Bath	1
Hot Plate	4
Magnetic Hot Plate	6
Shaker	1
Magnetic Stirrer 4 Reactors	1
Vacuum Pump	2
Automatic Pipettor	7
Pipettor	25
Incubated shaker	1
Autoclave (Small)	2
Peristaltic Pump 3 Pipes	1
Peristaltic Pump 1 Pipe	1
Oven	2
Spectrophotometer	1
02 Regulator	10
CO2 Regulator	5
Backup Generator	1
Gas Containers
Computers	17
Computer Software	As per attached list
Disposable Equipment	As existing
Furniture	As existing
Electronic Equipment	As existing
Microscopes	16

Software	License

Exchange NT Server	25
Windows 2000	1
Windows NT4	25
Windows 98	7
Windows 95	5
Office 2000 Pro	10
Office 2000	10
Office 97	0
MS Project 2000	4
MS Project 98	2
Vision 2000 Tech	8
Matlab 6	0
Matlab 5.3	3
Matlab 5.2	0
Matlab 5.1	1
Matlab Signal Processing	3
Matlab Toolboxes	2
Labview 6	0
Labview 5.1	5
Win Zip 7	10
Antivirus	17
SAS base/stat	0
Visual C + 6.0	1
Adobe Acorobat 5	0
Pcanywhere	2

Estimated Equipment Value	$126,000

Schedule 3.14

List of Material Contracts

  MATAM Center Lease dated ____

  Loan Agreement - Magellan Summit Ltd. dated ______
  Consultancy Agreement - Prof. Rowe
  Employment Agreement Shay Meretzki
  Employment Agreement Dr. Irit Arbel
  Employment Agreement Lili Shtruminger
  Employment Agreement Luba Pavlova
  Employment Agreement Orna Landau

Schedule 3.17

List of Employees

    Irit Arbel

    Shay Meretzki
    Shmuel Levi
    Lili Shtruminger
    Luba Pavlova
    Orna Landau